Exhibit 99.1

For Immediate Release

Company Contacts:	ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer	Phone: 303-421-4063
randall.marx@arcwireless.net	Fax: 303-424-5085
Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net

ARC WIRELESS SOLUTIONS REPORTS 2006 FINANCIAL RESULTS

Wheat Ridge, Colorado April 2, 2007 – ARC Wireless Solutions, Inc. (“ARC”) (OTC BB:ARCW) today announced operating results for the year ended December 31, 2006 that includes results for both continuing and discontinued operations. As previously announced, effective October 31, 2006, the Company sold its wholly owned subsidiary Winncom Technologies Corp.(“Winncom”) for $17 million in cash. As a result of this sale, for accounting purposes the operations of Winncom are being reported as “discontinued operations”.

     Revenues, including both continuing and discontinued operations for the year ended December 31, 2006, were $55,798,000 compared to $39,656,000 for the year ended December 31, 2005.

     For the period ended December 31, 2006, including both continuing and discontinued operations, the Company had a net loss of $742,000, compared to net income of $1,292,000 for the period ended December 31, 2005.

     Gross profit, including the continuing and discontinued operations, was 12% and 19% for the periods ended December 31, 2006 and December 31, 2005, respectively. The decrease in gross profit percentage was primarily due to Winncom’s lower margin on its international business and a decrease in margin at the Wireless Communications Solutions Division due to significant increases in component and labor costs.

     Net income for discontinued operations for the period ended December 31, 2006 was $864,000 as compared to $719,000 for the period ended December 31, 2005. The increase in net income was primarily due to the increase in Winncom’s international sales pursuant to its contract with JSC Kazakhtelecom.

     Gross profit for discontinued operations was 10% and 14% for the periods ended December 31, 2006 and December 31, 2005, respectively. The decrease in gross profit percentage is primarily due to Winncom’s lower margin on the JSC Kazakhtelecom contract.

     Net sales from continuing operations for the year ended December 31, 2006 was $6,470,000 as compared to $6,736,000 for the year ended December 31, 2005.

     The net loss from continuing operations for the year ended December 31, 2006 was $1,606,000 as compared to net income of $573,000 for the year ended December 31, 2005. The decrease in net income from continuing operations is due primarily to, 1) a decrease in gross profit from 41% for the year ended December 31, 2005 to 22% for the year ended December 31, 2006, 2) an increase in selling, general and administrative (“SG&A”) costs from $2.6 million for the year ended December 31, 2005 to $3.1 million for the year ended December 31, 2006, 3) a decrease of $490,000 in the recognition of non-cash deferred tax assets due to a valuation allowance, and 4) a loss on the sale of Winncom of $187,000. The decrease in gross profit is mainly due to the significant increase in commodity costs of raw materials used in the production of the antenna products, the domestic overhead costs associated with the introduction and subsequent domestic manufacturing of several new products, and the costs associated with transitioning our manufacturing to China.

     The increase in SG&A costs is primarily associated with increases in expenses for the organization of ARC Wireless Hong Kong Limited (“ARCHK”), audit and legal fees incurred in connection with the sale of Winncom, investor relations, directors fees, SOX 404 compliance costs, annual shareholders meeting costs and outside mechanical engineering services. As previously announced, the Company formed a subsidiary in Hong Kong, ARCHK, and began manufacturing many of its antenna products in China. The completion of this transition is expected to positively impact the Wireless Communications Solutions Division’s gross margin by decreasing manufacturing costs as more products are produced through our Hong Kong subsidiary.

     Randall P. Marx, President and Chief Executive Officer of the Company, commented, “2006 was a pivotal year for the Company. Despite the loss from continuing operations, the Company achieved critical goals to accomplish its strategic objectives and strengthen its balance sheet. In an effort to improve shareholder value for the long term, the Company successfully sold its largest wholly owned subsidiary and has now implemented a reverse stock split.”

     “The divesture of Winncom has significantly improved the Company’s balance sheet and offered the Company the opportunity to expand its Wireless Communications Solutions Division with the addition of its ARC Wireless Hong Kong Ltd. subsidiary and with additions to our sales, marketing and engineering staff. The investment in our antenna division will now enable us to offer a broader, and increasingly competitive product line that includes the anticipated introduction of over 20 new products for 2007.

     “Additionally we anticipate further lowering our operating costs by transitioning our antenna production to China through our new subsidiary which operates in Hong Kong and currently includes the production of over 18,000 units per month. As this process is ongoing, it will require comprehensive changes in business procedures, including the product development and delivery cycles. These efforts involve direct and indirect costs but we believe they will ultimately improve the Company’s financial performance and competitive position.”

     “We are implementing a number of changes that we believe will have a positive impact on margins as manufacturing costs decrease and sales increase. In addition to transitioning manufacturing and production to our Hong Kong operation and to increasing our sales, we are making other changes that are intended to have a positive impact on operating results. In coordination with our new Director of International Operations, Gregory Smith, I have assumed responsibility of our Hong Kong operations. In order to decrease component costs and further decrease manufacturing costs our Hong Kong subsidiary is independently sourcing components from China and also is coordinating the manufacture of our proprietary product designs.”

     Mr. Marx concluded, “Looking forward, the capital investments we have made in Hong Kong, together with research and development and the additions to our sales and marketing team, have positioned the Company for organic growth as well as to seek long-term opportunities in the form of strategic acquisitions. With the implementation of the reverse stock split, the Company has undertaken the key first steps necessary to be listed on a more widely followed stock trading exchange. Coupled with the changes outlined above, including our infrastructure and management team, we expect to see continued benefit for both the Company and its shareholders.”

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi ® and WIMAX panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers) through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company’s products and systems are marketed through the Company’s internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company’s Hong Kong subsidiary is located in Kowloon, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company’s financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company’s ability to successfully utilize its cash, that could cause actual results to differ materially from the Company’s expectations.